                                                                   EXHIBIT 10.85

                            AASTROM BIOSCIENCES, INC.
                        EMPLOYEE COMPENSATION GUIDELINES
                                 AUGUST 12, 2005

1.   BACKGROUND

Compensation of executives and employees at Aastrom has traditionally been through two mechanisms:

     -    Salary (reviewed on an annual basis)

     -    Stock Option Grant (base grants and annual grants)

The use of bonus compensation awards has also been employed (either in the form of cash or stock option grants), which were awarded on a case-by-case basis to recognize a special individual performance that resulted in a material benefit to the Company.

In November 2004, the Company's shareholders and Board of Directors approved the Aastrom 2004 Equity Incentive Plan, which authorizes the Company's Board of Directors to establish from time to time a variety of different types of equity compensation programs, including stock options and restricted stock grants.

Problems with the stock option grant program resulting from stock price volatility, together with recent changes in the required expense accounting of stock option grants, have led the Compensation Committee to evaluate Restricted Stock Grants as an alternative to the traditional Stock Option awards. In this process, the Committee also desired to introduce more financial incentives that are tied to the performance of the Company and the individual employee. With Aastrom now entering a period with a defined strategic plan, and with a fiscal position more conducive for a different approach to overall compensation, a revised compensation approach is being introduced that is intended to better align employee compensation with progress, and to address some of the inadequacies of the past compensation approach.

The new compensation plan consists of two new elements which are added to the employee's salary cash compensation:

     -    Annual Cash Bonus plan (which may be paid currently or deferred)

     -    Long-term Restricted Stock plan.

The Annual Cash Bonus Plan is a new element of annual compensation, and the Restricted Stock Plan replaces and enhances the Aastrom stock option program. The new program offers potentially greater financial reward, but having these financial incentives tied to the employee and the Company meeting certain milestones objectives. The result is a significant percentage of the employee's potential compensation being tied to the Company's and the employee's performance.

Notwithstanding the terms outlined for these programs, management or the Board of Directors may choose to override the plan if necessary to avoid providing an unanticipated and unintended windfall to a specific employee or, in the alternative, to avoid unfairly penalizing an otherwise deserving employee.


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
All "At Risk" awards are subject to approval of the annual accounts by the Board of Directors. In order to be eligible for any "At Risk" compensation, the employee must still be employed on the date the annual accounts are approved by the Board, with exceptions to be made for employee death and permanent total disability; and with other exceptions to be made at the discretion of management for employee retirement and extraordinary circumstances.

NOTE: The Company will continue to additionally use discretionary bonus awards (which may be in stock options, restricted stock, or cash) to recognize special performance and achievement, or to adjust a recognized compensation inequity, that is over and above the Cash Bonus Plan. Further, the Company may also establish one or more specific bonus objectives for which a specific bonus would be paid upon achievement (with payment in the form of cash or equity).

2.   DESCRIPTION OF ANNUAL CASH BONUS PLAN

For the "at-risk" compensation programs, individual performance goals and corporate performance targets will be established and communicated within the first quarter of each fiscal year, and used as guiding criteria for the level of Annual Cash Bonus and Restricted Stock that will be given to the employee as recognition of the past years performance.

Annually, 100% of the Cash Bonus and 60 % of the Restricted Stock award are at risk, and are tied to a combination of corporate and individual performance ("At Risk Compensation"). The Restricted Stock program will have 40 % of the total annual award available that is not at risk, but which vests with the passage of time (a more complete description of the Restricted Stock program is provided in Exhibit 4, entitled "Employee Restricted Stock Grant Program").

The level of Cash Bonus and Restricted Stock award available to each employee varies depending on the employee's position level and Cash Salary Base. Examples of the compensation levels and percentage of total compensation at risk for each management level are set forth in Exhibit 1. Risk to total compensation for senior management is provided in Exhibit 2. A sample calculation is provided in
Exhibit 3.

The ANNUAL CASH BONUS is a bonus to be paid after the end of the fiscal year and the acceptance of the financial accounts by the Board of directors. All employees at the manager or program manager level or above are eligible for the Cash Bonus program. Individuals promoted or hired into a new eligible level during the year will have their bonus calculated on a pro rata basis.

An individual's TARGET CASH BONUS for each position can be determined by multiplying the individual's Cash Salary Base (the base salary for the individual at the beginning of the fiscal year or when an individual is hired or is promoted into a new bonus eligible position) by the assigned percentage based on job classification.


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

                                                        TARGET CASH BONUS
                                                        -----------------
CEO                                                     40 % of Cash Salary Base
COO                                                     35 % of Cash Salary Base
Senior VP                                               30 % of Cash Salary Base
VP                                                      30 % of Cash Salary Base
Senior Director (includes Senior Program Director)      25 % of Cash Salary Base
Director (Includes Program Director/Leader)             20 % of Cash Salary Base
Manager (Includes Program Manager)                      15 % of Cash Salary Base

Procedure for Annual Cash Bonus Awards

Note: All final amounts will be rounded up to the nearest $10 for more simple administration.

Step One: Determination if Affordability Target is Met

At completion of the fiscal year, the Board of Directors determine if the Affordability Target has been met, or alternatively if it may be met pending an elective financial event. If the Affordability Target has been met, then the Annual Cash Bonus will be made. If it may be met pending an elective financial event the Annual Cash bonus will be deferred or paid in restricted stock at the election of the Board. If the Affordability Target is otherwise missed, there will be no Annual Cash Bonus Award.

The AFFORDABILITY TARGET is the target amount of cash on the balance sheet at the end of the fiscal year, as determined by the Board of Directors within the first quarter of the fiscal year. The Annual Cash Bonus program may be paid only if there is sufficient cash available for corporate needs as determined by the Affordability Target. If the Company misses the Affordability Target, there would be no Annual Cash Bonus. However, in certain limited circumstances the Board may, at its discretion, elect to defer some or all of the cash bonus if the Affordability Target is missed for reasons related to a delayed but expected near term funding event (e.g. equity financing or alliance funding). In certain rare operational circumstances of great progress but with corresponding prudence on use of available cash, the Board also has the discretionary decision to have some or all of the bonus be paid with use of restricted stock.

Step Two: Determination of the Company Performance

Board of Directors determines the level of Company Performance (from 0 to 100 %, at 10% increments), based on the stated objectives laid out at the start of the previous fiscal year (e.g. Operating Plan objectives and milestones). This percentage will then be used for the calculation formulas for both the Annual Cash Bonus and the Restricted Stock awards.

For example, if the total Annual Cash Bonus target is $20,000 and the Company Performance is determined to be 80%, then the Annual Cash Bonus available for applying the Individual Employee Performance measurement is:

     20,000 X 0.80 = $16,000

The Company Performance Objectives will be based on objective, measurable, achievable and realistic criteria. However, it is the intent to have the 100% level represent both generally expected as well as challenging reach milestones.


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
Step Three: Determination of the Individual Employee Performance

The employee's immediate supervisor determines the level of Individual Employee performance (with review and oversight by the next level of management) for the prior fiscal year. The level of successful accomplishment of his or her performance targets will determine the percentage (0 to 100 %, at 10% increments) of the available risk portion of the Annual Cash Bonus and the Restricted Stock awards that will be made.

However, should the Company's performance fail to meet minimum expectations, then none of the employees would be eligible for an Annual Cash Bonus, nor would the employee be eligible for the corporate performance Restricted Stack Award. Generally, not meeting expectations means the Company failing to achieve at least 50% of the performance objectives.

The Individual Employee Performance Objectives are developed in a negotiated manner between the individual and his or her supervisor. In the case of the CEO those targets will be negotiated with the Board. Target objectives will be quantifiable, objective, achievable, and realistic. Individual and corporate objectives will generally be reviewed twice during the year, and, if circumstances warrant, may be modified in appropriate circumstances. (For example if patients accrue more rapidly than anticipated in key trials, other objectives would be modified.)

However, should an employee's performance fail to meet minimum expectations, then the employee would not be eligible for any Annual Cash Bonus, nor would the employee be eligible for the individual performance Restricted Stack Award. Generally, not meeting expectations means the employee failing to achieve at least 50% of the performance objectives, or has other significant personal performance problems related to his/her job description or Company policies and procedures, as noted through the performance review process.

Step Four: Calculation of the Annual Cash Bonus

If Aastrom meets its Affordability Target, or the Board chooses to defer the cash payment, then the Annual Cash bonus calculation is as follows:

   Annual Cash Bonus = [Target Cash Bonus] X [Company Performance percentage]
                 X [Employee Individual Performance percentage].

For Example, assume: The Company meets the Affordability Target and 80 % of the Company Objectives and the individual meets 90 % of his or her Individual Objectives. The actual Cash Bonus would be 72 % of the Target Cash Bonus.

3.   GENERAL DESCRIPTION OF EMPLOYEE RESTRICTED STOCK GRANT PROGRAM

The principal Long-term Incentive Plan for the Company is the Employee Restricted Stock Grant Program, which is described in greater detail in Exhibit
4. In short, this program provides vesting stock awards, with a large percent "at-risk", and will replace the previous use of base and annual stock option grants. The amount of the restricted stock award is based on a combination of three components: 40 % of the target award is to be an Annual Grant based on continuing employment. The remaining 60 % of the theoretical grant (the "at-risk" award) is divided into two equal pieces. Up to one-half of the at-risk piece (or up to 30 % of the total theoretical award) will be granted based on the Company meeting the Company Performance Objectives. Up to one-half (or 30 % of the total theoretical award) will be granted based on the individual meeting his or her Personal Objectives. Once an award is granted, vesting ownership will occur over a four (4) year annual schedule (25% vesting on each of the next four anniversaries of the grant date).


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
For example, assume the same facts as in the Annual Cash bonus example described above. Assume further that an individual is entitled to a theoretical restricted stock grant of 20,000 shares based on his or her job classification and Cash Salary Base. The actual Restricted Stock Award to an individual employed on approval date would be 18,200 shares. [8,000 shares (40% of 20,000 shares based on employment on the appropriate date) + 4,800 shares (30 % of 20,000 shares X 80 % of Corporate Objectives met) + 5,400 shares (30 % of 20,000 shares X 90 % of the Individual Objectives met.)]

4,550 shares (25% of the grant of 18,200 shares) would vest on each of the next four anniversaries of the grant date if the employee has been and is continued to be employed as of each anniversary date.

Further examples and detail are provided in Exhibit 4.

Note: All final share award numbers will be rounded up to the nearest 100 shares for more simple administration.

For Initial Grant calculations and grants during the employees first partial year, see the explanation in the definitions.


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
                                    Exhibit 1

                INCENTIVE COMPENSATION LEVELS BY EMPLOYMENT LEVEL

CEO                   Cash bonus 40% of base,*  RSI grant 75% of base*
COO                   Cash bonus 35% of base,   RSI grant 60% of base
Senior VP             Cash bonus 30% of base,   RSI grant 50% of base
VP                    Cash bonus 30% of base,   RSI grant 45% of base
Senior Director       Cash bonus 25% of base,   RSI grant 30% of base
Director              Cash bonus 20% of base,   RSI grant 25% of base
Manager               Cash bonus 15% of base,   RSI grant 15% of base
All other employees                             RSI grant 10% of base

Note: Senior Director includes senior program director, director level includes program leader and manager level includes project managers for incentive purposes.

*    base means Cash Salary Base for the employee

     RSI means Restrictive Stock dollar amount


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
                                    Exhibit 2

                    EXAMPLES OF AT RISK CALCULATION BY LEVEL

CEO:

A. Assume base salary of $300,000
B. Cash bonus target = Base salary x 40% = $120,000
C. RSI grant in dollars = Base salary x 75% = $225,000
D. RSI grant vests on time basis = $225,000 x .4 = $90,000
E. RSI grant at risk = $225,000 x .6 = $135,000
F. Total Compensation Package = A + B + C = $645,000
G. At Risk Element of Compensation = B + E = $255,000
At Risk portion of Total Compensation = G/F = 39.5%

COO

A. Assume base salary of $250,000
B. Cash bonus target = Base salary x 35% = $87,500
C. RSI grant in dollars = Base salary x 60% = $150,000
D. RSI grant vests on time basis = $150,000 x .4 = $60,000
E. RSI grant at risk = $150,000 x .6 = $90,000
F. Total Compensation Package = A + B + C = $487,500
G. At Risk Element of Compensation = B + E = $177,500
At Risk portion of Total Compensation = G/F = 36.4%

Senior VP

A. Assume base salary of $210,000
B. Cash bonus target = Base salary x 30% = $63,000
C. RSI grant in dollars = Base salary x 50% = $105,000
D. RSI grant vests on time basis = $105,000 x .4 = $42,000
E. RSI grant at risk = $105,000 x .6 = $63,000
F. Total Compensation Package = A + B + C = $378,000
G. At Risk Element of Compensation = B + E = $126,000
At Risk portion of Total Compensation = G/F = 33.3%

VP

A. Assume base salary of $200,000
B. Cash bonus target = Base salary x 30% = $60,000
C. RSI grant in dollars = Base salary x 45% = $90,000
D. RSI grant vests on time basis = $90,000 x .4 = $36,000
E. RSI grant at risk = $90,000 x .6 = $54,000
F. Total Compensation Package = A + B + C = $350,000
G. At Risk Element of Compensation = B + E = $114,000
At Risk portion of Total Compensation = G/F = 32.6%


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
Senior Director

A. Assume base salary of $150,000
B. Cash bonus target = Base salary x 25% = $37,500
C. RSI grant in dollars = Base salary x 30% = $45,000
D. RSI grant vests on time basis = $45,000 x .4 = $18,000
E. RSI grant at risk = $45,000 x .6 = $27,000
F. Total Compensation Package = A + B + C = $232,500
G. At Risk Element of Compensation = B + E = $64,500
At Risk portion of Total Compensation = G/F = 27.7%

Director

A. Assume base salary of $120,000
B. Cash bonus target = Base salary x 20% = $24,000
C. RSI grant in dollars = Base salary x 25% = $30,000
D. RSI grant vests on time basis = $30,000 x .4 = $12,000
E. RSI grant at risk = $30,000 x .6 = $18,000
F. Total Compensation Package = A + B + C = $174,000
G. At Risk Element of Compensation = B + E = $42,000
At Risk portion of Total Compensation = G/F = 21.4%


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
                                    Exhibit 3

                      SAMPLE CALCULATION FOR ANNUAL INCOME

Assume a director-level employee has a $150,000 base salary and the stock price is $2.00 at the beginning and end of the period.

Cash Salary Base $150,000
Cash bonus target is 15% = $22,500
RSI target is 25% = $37,500 = 18,750 shares

Example 1

Assume at the end of year 1 that Aastrom has sufficient cash at the end of the year to meet its Affordability Target, and has met 70% of its Corporate Objectives Assume the employee met 100% of his or her personal objectives.

The employee would receive:

1.   A RSI grant at the end of the year of:

     a. 7,500 shares (40% of 18,750 shares as a result of the passage of a year since grant).

     b. 3,938 RSI grant as a result of the Company meeting its objectives (18,750 shares x .3 x .7).

     c. 5,625 RSI grant as result of the employee meeting his or her objectives (18,750 shares x .3 x 1.00).

2.   A cash bonus of $15,750 ($22,500 x .7 x 1.00).

The RSI grant of 17,063 would vest pro rata on each of the next four anniversaries of the grant date if the employee is still employed.

Example 2

Assume Aastrom misses its financial Affordability Target and met 50% of its Corporate Objectives. The employee met 100% of his Personal Performance Objectives.

The employee would receive:

1.   A RSI grant at the end of the year of:

     a. 7,500 RSI shares as a result of the passage of a year since targets were set.

     b. 2,813 RSI shares as a result of the Company meeting 50% of its objectives (18,750 shares x .3 x .5).

     c. 5,625 RSI shares as a result of the Individual meeting his or her Personal Performance Objectives.

2.   There would be no cash bonus.


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
                                    Exhibit 4

                            AASTROM BIOSCIENCES, INC.
                     EMPLOYEE RESTRICTED STOCK GRANT PROGRAM

I.   DEFINITIONS

A.   FAIR MARKET VALUE ["FMV"] -

     The 4 O'clock closing price per share on the principal exchange on which the Company's Common Stock is traded on the [10th] trading day preceding the Board meeting and/or Grant Date.

B.   POSITION LEVEL PERCENTAGE ["POSITION%"] -

     The percentage of an employee's base salary value used to determine the dollar value level of the Total Eligible Grant [see Table I.].

C.   TOTAL ELIGIBLE GRANT - ["ELIGIBLE GRANT"] -

     The maximum grant of Restricted Stock Shares for which an employee is eligible.

                  ELIGIBLE GRANT = POSITION% Times BASE SALARY
                          Divided by FAIR MARKET VALUE

D.   BASE STOCK AWARD COMPONENT SHARES ["BASE SHARES"] -

     Forty [40] Percent of the Eligible Grant.

E.   COMPANY PERFORMANCE COMPONENT SHARES ["CO. PERFORMANCE SHARES"] -

     Up to Thirty [30] Percent (as determined by the Compensation Committee for officers and by Board of Directors for non-officers) of the Eligible Grant.

F.   INDIVIDUAL EMPLOYEE PERFORMANCE COMPONENT SHARES ["EMP. PERFORMANCE
     SHARES"] -

     Up to Thirty [30] Percent [as determined by Compensation Committee (for officers) or management (for non-officers)] of the Eligible Grant.

G.   TOTAL GRANT AWARD -

     The actual number of Restricted Stock Shares to be awarded to the employee determined following assessment of appropriate performance criteria.

           TOTAL GRANT AWARD = BASE SHARES plus CO. PERFORMANCE SHARES plus EMP. PERFORMANCE SHARES

        (Note: once the stock grant is awarded, all of the shares remain subject to vesting over the next four years, in equal annual increments while the employee's employment continues.)


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
H.   EXAMPLE CALCULATION

     a.   Data

          Salary: $200,000      Position% : 50%        FMV: $2
          Co. Performance: 20%  Emp. Performance: 25%

     b.   Calculations

               Total Eligible Grant = [200,000][0.5] / 2 = 50,000 shares

               Total Grant Award = [50,000 x 0.4] + [50,000 x 0.2] +
                         [50,000 x 0.25] = 42,500 shares

II.  GRANT CATEGORIES

     A.   INITIAL GRANTS

          1. All employees will receive an Initial Restricted Stock Grant when joining the Company. The grant will generally be made at the next meeting of the Compensation Committee, or in the case of newly appointed officers, at the next Board Meeting [or consent action] following the employee's date of hire.

          2. In certain circumstances the grant may be pre-approved by the Compensation Committee or Board for an employee and be made on the employees first date of employment.

          3. The size of the Initial Grant will equal the BASE SHARES as defined above (Exhibit 4IG).

          4. The general vesting schedule for the grant will be four years, with 25% vesting after one year and the remainder of the grant vesting on an annual schedule over the remaining three years. The Compensation Committee may elect to alter this schedule for certain grants.

          5. For employees starting during the 1-3 quarters of a year, the Base Share level will be prorated to time (months) remaining in the year. For employees starting in the last quarter of the year, their Initial Grant will be moved to the date of the Annual Grant awards for existing employees.

B.   ANNUAL GRANTS

Annual grants will be awarded equal to the TOTAL GRANT AWARD as defined above (Exhibit 4IG). It is intended that all Annual Grants will be awarded at the start of the fiscal year for all employees. The grant shares will be subject to annual vesting over the four years following the date of the grant. For an employee that has worked less than a full year at the end of the year for which the Annual Grant is being calculated their grant will be prorated. If the employee began in the first quarter of the fiscal year they would receive 100% of the normal grant, in the second quarter they would receive 75% of the normal grant in the third quarter 50% of the normal grant and in the fourth quarter 25% of the normal grant.


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
C.   BONUS GRANTS

Restricted Stock grants may also be used as a bonus award for an employee. In these occasional cases, the Compensation Committee will determine the appropriate amount and term (with input and guidance from management for non-officer awards). Bonus awards are generally used to reflect an individual's exceptional performance or events that have moved the Company forward in a material way, as well as to recognize other situations when the Compensation committee feels an additional grant is merited for an employee. Bonus Grants will not be included for determination of the size for an Annual Grant. The shares granted will be subject to annual vesting over the four years following the date of the grant.

D.   APPROVAL FOR PERFORMANCE GRANTS

     In order to comply with Internal Revenue Code Section 162(m), with respect to any Annual Grant or Bonus Grant to be given to one of the Company's top five officers, if the grant is or was based upon performance criteria, then the grant needs to be approved and awarded by the Company's Compensation Committee (rather than by the Board of Directors) and the performance criteria must be established within the first 90 days of the performance year, and the performance criteria must be one or more of the performance goals criteria listed in the Company's 2004 Equity Incentive Plan.

II.  DESCRIPTION OF RESTRICTED STOCK

A.   NATURE OF OWNERSHIP

     1.   Shares granted are fully registered

     2. Shares are deemed outstanding upon Grant; and those held by officers, directors, and employees are included for reporting "inside ownership".

     3. Shares are entitled to the same rights [Voting, Dividends, Communications, etc.] as other shares; except there is no right of sale or transfer, which right arises only upon the vesting of such shares.

     4. Custody of restricted shares retained by Company Secretary, in escrow, until vested.

     5. Vesting occurs annually for 4 years [annual is administratively preferable, due to taxation as explained below], with 25% vested on the first anniversary of grant date, and 25% on the second, third and fourth anniversaries, so long as employment continues.

     6. Shares are issued pursuant to a customary Restricted Stock Agreement, and Notice of Grant of Restricted Stock, and Assignment Separated from Certificate. Pursuant to this documentation, which is signed by the employee, the issued shares vest annually over four years, and the unvested shares are held in escrow; and upon termination of employment any unvested shares are cancelled.


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
B.   TAXATION UPON VESTING

Taxable Value = Number of shares vested times market price at vesting date. Also, the tax basis is set at that same price for determining taxable gain/loss at disposition.

Two options for employee:

1. At time of vesting, employee has this income included as W-2 compensation, and employee pays cash for his or her tax rate times the taxable income value of the vested shares, or;

2. At the time of vesting, the employee surrenders an amount of shares equal to the lesser of his or her withholding tax rate, or 28%, times the number of shares. The employee may elect to have additional shares withheld if his or her actual rate is higher than the 28% level, in order to cover all tax expense. This option means that no cash tax payments will be required by the employee.

     [It should be noted that, in lieu of the foregoing arrangement for the employee to be taxed on the value of the vested shares as they become vested, the employee has the right to elect to be taxed earlier, at the date of the grant, at the value of the shares as of the date of the grant, by filing a
Section 83(b) election with the IRS within 30 days after the date of the grant. Most employees do not make this election, since it results in an earlier payment of tax, and since there is no tax rebate if the shares never become vested. A
Section 83(b) election might be considered only if there is a high probability that the stock value will increase significantly and that employment will continue over the four-year vesting period.]

C.   MECHANICS OF TAX WITHHOLDING ON VESTING OF RESTRICTED STOCK.

For option B2 above, the employee-vestee will surrender [in effect, sell back to the Company] the number of shares vested multiplied by his or her withholding rate, up to a maximum of 28%. The Company then pays the IRS the monetary value of those shares at the market price at close on the day vesting occurs. Such surrender then increases the amount of shares available to be issued under our Plan, as the shares thusly surrendered disappear. This is because under Michigan law, there is no such thing as "Treasury or Reacquired Stock."

The SEC reporting DOES show up, but as a surrender of shares to satisfy taxes on amount vested [separate "reporting code" and footnote on Form 4]. According to our research, in other companies this has NOT been regarded as insiders selling and is a non-event. Furthermore, since annual vesting will occur on our normal grant date, the Company will be also reporting another grant of restricted stock, which under our program will result in a net increase in the employee's holding position.

If the Company did not offer this avenue for withholding, then the employee-vestee would have to sell the shares in the open market, which would be reported as a straight sale.

There are no additional expense accounting issues, as the expense has already been recognized.


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
D.   SUBSEQUENT SEC REPORTING

1. Upon Grant, a Form 4 must be filed within 2 days for officers, directors, and other Control Persons [such as 10% owners].

2. Upon sale or disposition of Vested Shares, all insider trading rules apply to those covered by such.


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